Exhibit 23.2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Renew Energy Global PLC on Form F-4 of our report dated March 23, 2021, except for the effects of the restatement discussed in Note 2 as to which the date is May 11, 2021, with respect to our audit of the financial statements of RMG Acquisition Corp. II as of December 31, 2020 and for the period from July 28, 2020 (inception) through December 31, 2020, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum LLP

Marcum LLP

Melville, NY

May 17, 2021